TO:       Employee Stockholders
FROM:     Roger Beach
RE:       Voting your proxy

If you have not yet marked your preferences on your form of proxy and mailed it, I urge you to do it today. We will hold Unocal's annual meeting on June 2, so it's important to get your votes in by early next week to assure that they will be tabulated in time.

Remember that if you don't vote, your votes are not automatically cast in support of management. Most employee shares are held in the Unocal Savings Plan, whose trustee is required to cast unvoted shares in the same proportion as the voted employee shares. Unvoted shares in the Employee Stock Ownership Plan (ESOP) may be voted at the discretion of the trustee. Your votes in these plans are confidential.

Review your Proxy Statement for information about the stockholder proposals and other items you are asked to vote on this year. The board recommends a vote against both stockholder proposals on the ballot -- Items 4 and 5. Here's a quick recap:

Item 4 requests that a committee of outside directors report on the actual and potential economic and public relations benefits and costs to Unocal because of its investments in Myanmar. The board recommends a vote against this proposal. These non-operating expenses are immaterial, given the long-term nature of those investments. With the sale of assets associated with our 76 Products business, our retail and public exposure to boycotts and selective purchasing agreements virtually ends.

Item 5 requests that a committee of outside directors conduct extensive research and produce a written report on the allegation that the Myanma Oil and Gas Enterprise (MOGE) is a conduit for illegal drug-money laundering in Myanmar (Burma) and the extent to which company officials have been aware of any facts linking MOGE to drug-money laundering.

We also recommend a vote against Item 5. Unocal officials have no knowledge of drug-money laundering by MOGE. Proving or disproving those allegations would require an investigation that is not only illegal but would subject Unocal officers and directors to criminal penalties under Myanmar law. Further, we have explicit policies against any type of involvement in unethical or illegal behavior and we strictly adhere to these policies in all countries where we operate.

More detailed arguments for and against these proposals are printed in your Proxy Statement. Please review them and cast your votes today.

Remember. Every vote counts. The stockholder proposals, Items 4 and 5, must be rejected by just over 97 percent of the total stockholder vote, or they can be submitted again next year. Cast your votes today. It's important!

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